Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-203259, Registration Statement No. 333-173337, Registration Statement No. 333-150239, and Registration Statement No. 333-195858 on Form S-3 and in Registration Statement No. 333-156084 on Form S-8 of our report dated February 27, 2015 (July 2, 2015 as to Note 22), relating to the consolidated balance sheets as of December 31, 2014 and 2013 and the related consolidated statements of operations, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2014 of Genesis Energy, L.P. and subsidiaries (the “Partnership”), and the effectiveness of the Partnership's internal control over financial reporting as of December 31, 2014, appearing in this Current Report on Form 8-K of the Partnership.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

July 2, 2015